Exhibit 10.2

LOAN NUMBER 0135164202 NOTE AMOUNT $4,000,000.00	LOAN NAME MusclePharm Corporation INDEX (w/Margin) Not Applicable	ACCT. NUMBER 351642 RATE 5.250% Creditor Use Only	NOTE DATE 02/20/15 MATURITY DATE 02/20/18	INITIALS 1286 LOAN PURPOSE Commercial

COMMERCIAL LOAN AGREEMENT

Single Advance Loan

DATE AND PARTIES. The date of this Commercial Loan Agreement (Agreement) is February 20, 20 15. The parties and their addresses are as follows:

LENDER:

ANB BANK

3033 E. First Avenue

Denver, CO 80206

Telephone: (303) 394-5100

BORROWER:

MUSCLEPHARM CORPORATION

a Nevada Corporation

4721 Ironton Street # A

Denver, CO 80239

1.	DEFINITIONS. For the purposes of this Agreement, the following terms have the following meanings.

A.	Accounting Terms. In this Agreement, any accounting terms that are not specifically defined will have their customary meanings under generally accepted accounting principles.

B.	Insiders. Insiders include those defined as insiders by the United States Bankruptcy Code, as amended; or to the extent left undefined, include without limitation any officer, employee, stockholder or member, director, partner, or any immediate family member of any of the foregoing, or any person or entity which, directly or indirectly, controls, is controlled by or is under common control with me.

C.	Loan. The Loan refers to this transaction generally, including obligations and duties arising from the terms of all documents prepared or submitted for this transaction.

D.	Loan Documents. Loan Documents refer to all the documents executed as a part of or in connection with the Loan.

E.	Pronouns. The pronouns “I”, “me” and “my” refer to every Borrower signing this Agreement, individually and together with their heirs, successors and assigns, and each other person or legal entity (including guarantors, endorsers, and sureties) who agrees to pay this Agreement. “You” and “your” refers to the Loan’s lender, any participants or syndicators, successors and assigns, or any person or company that acquires an interest in the Loan.

F.	Property. Property is any property, real, personal or intangible, that secures my performance of the obligations of this Loan.

2.	SINGLE ADVANCE. In accordance with the terms of this Agreement and other Loan Documents, you will provide me with a term note in the amount of $4,000,000.00 (Principal). I will receive the funds from this Loan in one advance. No additional advances are contemplated, except those made to protect and preserve your interests as provided in this Agreement or other Loan Documents.

3.	MATURITY DATE. I agree to fully repay the Loan by February 20, 2018.

4.	WARRANTIES AND REPRESENTATIONS. I make to you the following warranties and representations which will continue as long as this Loan is in effect, except when this Agreement provides otherwise.

A.	Power. I am duly organized, and validly existing and in good standing in all jurisdictions in which I operate. I have the power and authority to enter into this transaction and to carry on my business or activity as it is now being conducted and, as applicable, am qualified to do so in each jurisdiction in which I operate.

B.	Authority. The execution, delivery and performance of this Loan and the obligation evidenced by the Note are within my powers, have been duly authorized, have received all necessary governmental approval, will not violate any provision of law, or order of court or governmental agency, and will not violate any agreement to which I am a party or to which I am or any of my property is subject.

C.	Name and Place of Business. Other than previously disclosed in writing to you I have not changed my name or principal place of business within the last 10 years and have not used any other trade or fictitious name. Without your prior written consent, I do not and will not use any other name and will preserve my existing name, trade names and franchises.

D.	Hazardous Substances. Except as I previously disclosed in writing and you acknowledge in writing, no Hazardous Substance, underground tanks, private dumps or open wells are currently located at, on, in, under or about the Property.

E.	Use of Property. After diligent inquiry, I do not know or have reason to know that any Hazardous Substance has been discharged, leached or disposed of, in violation of any Environmental Law, from the property onto, over or into any other property, or from any other property onto, over or into the property.

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F.	Environmental Laws. I have no knowledge or reason to believe that there is any pending or threatened investigation, claim, judgment or order, violation, lien, or other notice under any Environmental Law that concerns me or the property. The property and any activities on the property are in full compliance with all Environmental Law.

G.	Loan Purpose. The purpose of this Loan is to consolidate 50% of the MusclePharm Revolving Line of Credit.

H.	No Other Liens. I own or lease all property that I need to conduct my business and activities. I have good and marketable title to all property that I own or lease. All of my Property is free and clear of all liens, security interests, encumbrances and other adverse claims and interests, except those to you or those you consent to in writing.

I.	Compliance With Laws. I am not violating any laws, regulations, rules, orders, judgments or decrees applicable to me or my property, except for those which I am challenging in good faith through proper proceedings after providing adequate reserves to fully pay the claim and its challenge should I lose.

J.	Legal Dispute. There are no pending or threatened lawsuits, arbitrations or other proceedings against me or my property that singly or together may materially and adversely affect my property, operations, financial condition, or business.

K.	Adverse Agreement s. I am not a party to, nor am I bound by, any agreement that is now or is likely to become materially adverse to my business, Property or operations.

L.	Other Claims. There are no outstanding claims or rights that would conflict with the execution, delivery or performance by me of the terms and conditions of this Agreement or the other Loan Documents. No outstanding claims or rights exist that may result in a lien on the Property, the Property’s proceeds and the proceeds of proceeds, except liens that were disclosed to and agreed to by you in writing.

M.	Solvency. I am able to pay my debts as they mature, my assets exceed my liabilities and I have sufficient capital for my current and planned business and other activities. I will not become insolvent by the execution or performance of this Loan.

5.	FINANCIAL STATEMENTS. I will prepare and maintain my financial records using consistently applied generally accepted accounting principles then in effect. I will provide you with financial information in a form that you accept and under the following terms.

A.	Certification. I represent and warrant that any financial statements that I provide you fairly represents my financial condition for the stated periods, is current, complete, true and accurate in all material respects, includes all of my direct or contingent liabilities and there has been no material adverse change in my financial condition, operations or business since the date the financial information was prepared.

B.	Frequency. I will provide to you on an annual basis my financial statements, tax returns, annual internal audit reports or those prepared by independent accountants, and consolidated financial statements of subsidiaries and parent companies as soon as available or at least within days after the close of each of my fiscal years. Any annual financial statement s that I provide you will be prepared statements.

C.	SEC Reports. I will provide you with true and correct copies of all reports, notices or statements that I provide to the Securities and Exchange Commission, any securities exchange or my stockholders, owners, or the holders of any material indebtedness as soon as available or at least within N/A days after issuance.

D.	Requested Information. I will provide you with any other information about my operations, financial affairs and condition within N/A days after your request.

E.	Additional Financial Statements Term. Within a reasonable time after the end of each calendar month, and in any event within 10 days after your request, I will provide you a consolidated balance sheet at the end of the most recent calendar month and my consolidated income statement for such month and the year-to-date.

6.	COVENANTS. Until the Loan and all related debts, liabilities and obligations are paid and discharged, I will comply with the following terms, unless you waive compliance in writing.

A.	Participation. I consent to you participating or syndicating the Loan and sharing any information that you decide is necessary about me and the Loan with the other participants or syndicators.

B.	Inspection. Following your written request, I will immediately pay for all one-time and recurring out-of-pocket costs that are related to the inspection of my records, business or Property that secures the Loan. Upon reasonable notice, I will permit you or your agents to enter any of my premises and any location where my Property is located during regular business hours to do the following.

(1)	You may inspect, audit, check, review and obtain copies from my books, records, journals, orders, receipts, and any correspondence and other business related data.

(2)	You may discuss my affairs, finances and business with any one who provides you with evidence that they are a creditor of mine, the sufficiency of which will be subject to your sole discretion.

(3)	You may inspect my Property, audit for the use and disposition of the Property’s proceeds and proceeds of proceeds; or do whatever you decide is necessary to preserve and protect the Property and your interest in the Property.

After prior notice to me, you may discuss my financial condition and business operations with my independent accountants, if any, or my chief financial officer and I may be present during these discussions. As long as the Loan is outstanding, I will direct all of my accountants and auditors to permit you to examine my records in their possess ion and to make copies of these records. You will use your best efforts to maintain the confidentiality of the information you or your agents obtain, except you may provide your regulator, if any, with required information about my financial condition, operation and business or that of my parent, subsidiaries or affiliates.

C.	Business Requirements. I will preserve and maintain my present existence and good standing in the jurisdiction where I

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am organized and all of my rights, privileges and franchises. I will do all that is needed or required to continue my business or activities as presently conducted, by obtaining licenses, permits and bonds everywhere I engage in business or activities or own, lease or locate my property. I will obtain your prior written consent before I cease my business or before I engage in any new line of business that is materially different from my present business.

D.	Compliance with Laws. I will not violate any laws, regulations, rules, orders, judgments or decrees applicable to me or my Property, except for those which I challenge in good faith through proper proceedings after providing adequate reserves to fully pay the claim and its appeal should I lose. Laws include without limitation the Federal Fair Labor Standards Act requirements for producing goods, the federal Employee Retirement Income Security Act of 1974’s requirements for the establishment, funding and management of qualified deferred compensation plans for employees, health and safety laws, environmental laws, tax laws, licensing and permit laws. On your request, I will provide you with written evidence that I have fully and timely paid my taxes, assessments and other governmental charges levied or imposed on me, my income or profits and my property. Taxes include without limitation sales taxes, use taxes, personal property taxes, documentary stamp taxes, recordation taxes, franchise taxes, income taxes, withholding taxes, FICA taxes and unemployment taxes. I will adequately provide for the payment of these taxes, assessments and other charges that have accrued but are not yet due and payable.

E.	New Organizations. I will obtain your written consent before organizing, merging into, or consolidating with an entity; acquiring all or substantially all the assets of another; materially changing the legal structure, management, ownership or financial condition; or effecting or entering into a domestication, conversion or interest exchange.

F.	Dealings with Insiders. I will not purchase, acquire or lease any property or services from, or sell, provide or lease any property or services to, or permit any outstanding loans or credit extensions to, or otherwise deal with, any Insiders except as required under contracts existing at the time I applied for the Loan and approved by you or as this Agreement otherwise permits. I will not change or breach these contracts existing at Loan application so as to cause an acceleration of or an increase in any payments due.

G.	Other Debts. I will pay when due any and all other debts owed or guaranteed by me and will faithfully perform, or comply with all the conditions and obligations imposed on me concerning the debt or guaranty.

H.	Other Liabilities. I will not incur. assume or permit any debt evidenced by notes, bonds or similar obligations, except: debt in existence on the date of this Agreement and fully disclosed to you; debt subordinated in payment to you on conditions and terms acceptable to you; accounts payable incurred in the ordinary course of my business and paid under customary trade terms or contested in good faith with reserves satisfactory to you.

I.	Notice to You. I will promptly notify you of any material change in my financial condition, of the occurrence of a default under the terms of this Agreement or any other Loan Document, or a default by me under any agreement between me and any third party which materially and adversely affects my property, operations, financial condition or business.

J.	Certification of No Default. On your request, my chief financial officer or my independent accountant will provide you with a written certification that to the best of their knowledge no event of default exists under the terms of this Agreement or the other Loan Documents, and that there exists no other action, condition or event which with the giving of notice or lapse of time or both would constitute a default. As requested, my chief financial officer or my independent accountant will also provide you with computations demonstrating compliance with any financial covenants and ratios contained in this Agreement. If an action, condition or event of default does exist, the certificate must accurately and fully disclose the extent and nature of this action, condition or event and state what must be done to correct it.

K.	Use of Loan Proceeds. I will not permit the loan proceeds to be used to purchase, carry, reduce, or retire any loan originally incurred to purchase or carry any margin stock or otherwise cause the Loan to violate Federal Reserve Board Regulations U or X, or Section B of the Securities and Exchange Act of 1934 and its regulations, as amended.

L.	Dispose of No Assets. Without your prior written consent or as the Loan Documents permit, I will not sell, lease, assign, transfer, dispose of or otherwise distribute all or substantially all of my assets to any person other than in the ordinary course of business for the assets’ depreciated book value or more.

M.	No Other Liens. I will not create, permit or suffer any lien or encumbrance upon any of my properties for or by anyone, other than you, except for: nonconsensual liens imposed by law arising out of the ordinary course of business on obligations that are not overdue or which I am contesting in good faith after making appropriate reserves; valid purchase money security interests on personal property; or any other liens specifically agreed to by you in writing.

N.	Guaranties. I will not guaranty or become liable in any way as surety, endorser (other than as endorser of negotiable instruments in the ordinary course of business) or accommodation endorser or otherwise for the debt or obligations of any other person or entity, except to you or as you otherwise specifically agree in writing.

O.	No Default under Other Agreements. I will not allow to occur, or to continue unremedied, any act, event or condition which constitutes a default , or which, with the passage of time or giving of notice, or both, would constitute a default under any agreement, document, instrument or undertaking to which I am a party or by which I may be bound.

P.	Legal Disputes. I will promptly notify you in writing of any threatened or pending lawsuit, arbitration or other proceeding against me or any of my property, not identified in my financial statements, or that singly or together with other proceedings may materially and adversely affect my property, operations, financial condition or business. I will use my best efforts to bring about a favorable and speedy result of any of these lawsuits, arbitrations or other proceedings.

Q.	Other Notices. I will immediately provide you with any information that may materially and adversely affect my ability to perform this Agreement and of its anticipated effect.

R.	No Change in Capital. I will not release, redeem, retire, purchase or otherwise acquire, directly or indirectly, any of my capital stock or other equity security or partnership interest, or make any change in my capital structure, except to the extent required by any agreements signed prior to this Agreement and disclosed to you or with your prior written consent.

MusclePharm Corporation
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S.	Loan Obligations. I will make full and timely payment of all principal and interest obligations, and comply with the other terms and agreements contained in this Agreement and in the other Loan Documents.

T.	Insurance. I will obtain and maintain insurance with insurers, in amounts and coverages that are acceptable to you and customary with industry practice. This may include without limitation insurance policies for public liability, fire, hazard and extended risk, workers compensation, and, at your request, business interruption and/or rent loss insurance. At your request, I will deliver to you certified copies of all of these insurance policies, binders or certificates. I will obtain and maintain a mortgagee clause (or lender loss payable clause) endorsement - naming you as the loss payee. If you require, I will also obtain an “additional insured” endorsement - naming you as an additional insured. I will immediately notify you of cancellation or termination of insurance. I will require all insurance policies to provide you with at least 10 days prior written notice to you of cancellation or modification. I consent to you using or disclosing information relative to any contract of insurance required by the Loan for the purpose of replacing this insurance. I also authorize my insurer and you to exchange all relevant information related to any contract of insurance required by any document executed as part of this Loan.

U.	Property Maintenance. I will keep all tangible and intangible property that I consider necessary or useful in my business in good working condition by making all needed repairs, replacements and improvements and by making all rental, lease or other payments due on this property.

V.	Property Loss. I will immediately notify you, and the insurance company when appropriate, of any material casualty, loss or depreciation to the Property or to my other property that affects my business.

W.	Accounts Receivable Collection. I will collect and otherwise enforce all of my unpaid Accounts Receivable at my cost and expense, until you end my authority to do so, which you may do at any time to protect your best interests. I will not sell, assign or otherwise dispose of any Accounts Receivable without your written consent. I will not commingle the Accounts Receivable proceeds with any of my other property.

X.	Reserves. You may set aside and reserve Loan proceeds for Loan interest, fees and expenses, taxes, and insurance. I grant you a security interest in the reserves.

No interest will accrue on any reserve Loan proceeds. Disbursement of reserves is disbursement of the Loan’s proceeds. At my request, you will disburse the reserves for the purpose they were set aside for, as long as I am not in default under this Agreement. You may directly pay these reserved items, reimburse me for payments I made, or reduce the reserves and increase the Loan proceeds available for disbursement.

Y.	Additional Taxes. I will pay all filing and recording costs and fees, including any recordation, documentary or transfer taxes or stamps, that are required to be paid with respect to this Loan and any Loan Documents.

Z.	Additional Covenants. In addition to any other expenses that I am required to pay to you under any loan documents, if I make any claim against you under any theory or principle commonly known as “lender liability”, regardless of whether the claim is based on contract, tort, fiduciary duty or other body of law, and if you substantially prevail in defending against such claim, I will reimburse you for all costs and expenses (including reasonable attorneys’ fees) that you incur in investigating or defending, or otherwise as a result of, such claim by me.

To the extent waivable, I waive the benefit of any statute or principal that requires the you (or your successor) to bid “fair market value” or any other measure of value at any foreclosure or similar sale, so that I may not use any such statute or principal to reduce the amount payable by me to any person seeking a deficiency judgment against me under the Note or the Loan.

I will provide you with a copy of any information I furnish generally to all or any class of my shareholders, members or other equity owners or creditors, at the same time as I furnish it to them.

As soon as practical and in any event no later than five business days after I acquire knowledge of it, I will provide you with written notice of (a) any default under any loan I have with you or any other lender, (b) the occurrence of any event that, with the giving of notice or the passage of time would constitute such a default or (c) the commencement or threat of any lawsuit or other proceeding or the occurrence of any other event that could have a materially adverse effect on me or any Guarantor of the Loan or on my or their ability to fully comply with all obligations under the Loan Documents or (d) any material adverse change in my business, property, assets, operations, financial or other condition or prospects (or the occurrence of any event that could reasonably be expected to have such an effect).

It shall constitute a default under this Note if any event occurs that is a default under any indebtedness I have with any other person or if any other event occurs that with notice or time would constitute such a default or allows any party to accelerate the maturity of any such indebtedness.

It shall constitute a default under the Note if any event occurs that is a default under any other note or other debt or obligation I have to you, or if any event occurs that, with notice or time, would be such a default.

Notwithstanding any other provision in this Note or any of the other Loan Documents, in addition to any other principal payments required under this Note, if you determine at any time that the Combined LTV (as defined below) is greater

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than 50%, then (x) within 10 days of receiving notice of such determination from you, I shall make a payment of principal adequate to reduce the Combined LTV to 50% or less and (y) the amount available for borrowing under this Note and the Loan Documents shall be reduced to an amount such that the Combined LTV cannot be greater than 50%. For these purposes, “Combined LTV” means the ratio of (a) the aggregate principal amount outstanding under this Note to (b) the value of the collateral securing this Note as reasonably determined by you.

The RM will calculate the final trade price of the stock on the last day of each month to determine the collateral value.

7.	DEFAULT. I will be in default if any of the following events (known separately and collectively as an Event of Default) occur:

A.	Payments. I fail to make a payment in full when due.

B.	Insolvency or Bankruptcy. The death, dissolution or insolvency of, appointment of a receiver by or on behalf of, application of any debtor relief law, the assignment for the benefit of creditors by or on behalf of, the voluntary or involuntary termination of existence by, or the commencement of any proceeding under any present or future federal or state insolvency, bankruptcy, reorganization, composition or debtor relief law by or against me or any co-signer, endorser, surety or guarantor of this Agreement or any other obligations I have with you.

C.	Business Termination. I merge, dissolve, reorganize, end my business or existence, or a partner or majority owner dies or is declared legally incompetent.

D.	Failure to Perform. I fail to perform any condition or to keep any promise or covenant of this Agreement.

E.	Other Documents. A default occurs under the terms of any other Loan Document.

F.	Other Agreements. I am in default on any other debt or agreement I have with you.

G.	Misrepresentation. I make any verbal or written statement or provide any financial information that is untrue, inaccurate, or conceals a material fact at the time it is made or provided.

H.	Judgment. I fail to satisfy or appeal any judgment against me.

I.	Forfeiture. The Property is used in a manner or for a purpose that threatens confiscation by a legal authority.

J.	Name Change. I change my name or assume an additional name without notifying you before making such a change.

K.	Property Transfer. I transfer all or a substantial part of my money or property.

L.	Property Value. You determine in good faith that the value of the Property has declined or is impaired.

M.	Material Change. Without first notifying you, there is a material change in my business, including ownership, management, and financial conditions.

N.	Insecurity. You determine in good faith that a material adverse change has occurred in my financial condition from the conditions set forth in my most recent financial statement before the date of this Agreement or that the prospect for payment or performance of the Loan is impaired for any reason.

8.	REMEDIES. After I default, you may at your option do any one or more of the following.

A.	Acceleration. You may make all or any part of the amount owing by the terms of the Loan immediately due. If I am a debtor in a bankruptcy petition or in an application filed under section 5(a)(3) of the Securities Investor Protection Act, the Loan is automatically accelerated and immediately due and payable without notice or demand upon filing of the petition or application

B.	Sources. You may use any and all remedies you have under state or federal law or in any Loan Document.

C.	Insurance Benefits. You may make a claim for any and all insurance benefits or refunds that may be available on my default.

D.	Payments Made On My Behalf. Amounts advanced on my behalf will be immediately due and may be added to the balance owing under the terms of the Loan, and accrue interest at the highest post maturity interest rate.

E.	Set-Off. You may use the right of set-off. This means you may set-off any amount due and payable under the terms of the Loan against any right I have to receive money from you.

My right to receive money from you includes any deposit or share account balance I have with you; any money owed to me on an item presented to you or in your possession for collection or exchange; and any repurchase agreement or other non-deposit obligation. “Any amount due and payable under the terms of the Loan” means the total amount to which you are entitled to demand payment under the terms of the Loan at the time you set-off.

Subject to any other written contract, if my right to receive money from you is also owned by someone who has not agreed to pay the Loan, your right of set-off will apply to my interest in the obligation and to any other amounts I could withdraw on my sole request or endorsement.

Your right of set-off does not apply to an account or other obligation where my rights arise only in a representative capacity. It also does not apply to any Individual Retirement Account or other tax-deferred retirement account.

You will not be liable for the dishonor of any check when the dishonor occurs because you set-off against any of my accounts. I agree to hold you harmless from any such claims arising as a result of your exercise of your right of set-off.

F.	Waiver. Except as otherwise required by law, by choosing any one or more of these remedies you do not give up your right to use any other remedy. You do not waive a default if you choose not to use a remedy. By electing not to use any remedy, you do not waive your right to later consider the event a default and to use any remedies if the default continues or occurs again.

9.

COLLECTION EXPENSES A ND ATTORNEYS’ FEES. On or after the occurrence of an Event of Default, to the extent permitted by law, I agree to pay all expenses of collection, enforcement or protection of your rights and remedies under this Agreement or any other Loan Document. Expenses include, but are not limited to, attorneys’ fees, court costs and other legal

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expenses. These expenses are due and payable immediately. If not paid immediately, these expenses will bear interest from the date of payment until paid in full at the highest interest rate in effect as provided for in the terms of this Loan. All fees and expenses will be secured by the Property I have granted to you, if any. In addition, to the extent permitted by the United States Bankruptcy Code, I agree to pay the reasonable attorneys’ fees incurred by you to protect your rights and interests in connection with any bankruptcy proceedings initiated by or against me.

10.	APPLICABLE LAW. This Agreement is governed by the laws of Colorado, the United States of America, and to the extent required, by the laws of the jurisdiction where the Property is located, except to the extent such state laws are preempted by federal law. In the event of a dispute, the exclusive forum, venue and place of jurisdiction will be in Colorado, unless otherwise required by law.

11.	JOINT AND INDIVIDUAL LIABILITY AND SUCCESSORS. My obligation to pay the Loan is independent of the obligation of any other person who has also agreed to pay it. You may sue me alone, or anyone else who is obligated on the Loan, or any number of us together, to collect the Loan. Extending the Loan or new obligations under the Loan, will not affect my duty under the Loan and I will still be obligated to pay the Loan. You may assign all or part of your rights or duties under this Agreement or the Loan Documents without my consent. If you assign this Agreement, all of my covenants, agreements, representations and warranties contained in this Agreement or the Loan Documents will benefit your successors and assigns. I may not assign this Agreement or any of my rights under it without your prior written consent. The duties of the Loan will bind my successors and assigns.

12.	AMENDMENT, INTEGRATION AND SEVERABILITY. This Agreement may not be amended or modified by oral agreement. No amendment or modification of this Agreement is effective unless made in writing and executed by you and me. This Agreement and the other Loan Documents are the complete and final expression of the understanding between you and me. If any provision of this Agreement is unenforceable, then the unenforceable provision will be severed and the remaining provisions will still be enforceable.

13.	INTERPRETATION. Whenever used, the singular includes the plural and the plural includes the singular. The section headings are for convenience only and are not to be used to interpret or define the terms of this Agreement.

14.	NOTICE, FINANCIAL REPORTS AND ADDITIONAL DOCUMENTS. Unless otherwise required by law, any notice will be given by delivering it or mailing it by first class mail to the appropriate party’s address listed in the DATE AND PARTIES section, or to any other address designated in writing. Notice to one Borrower will be deemed to be notice to all Borrowers. I will inform you in writing of any change in my name, address or other application information. I will provide you any correct and complete financial statements or other information you request. I agree to sign, deliver, and file any additional documents or certifications that you may consider necessary to perfect, continue, and preserve my obligations under this Loan and to confirm your lien status on any Property. Time is of the essence.

15.	WAIVER OF JURY TRIAL. All of the parties to this Agreement knowingly and intentionally, irrevocably and unconditionally, waive any and all right to a trial by jury in any litigation arising out of or concerning this Agreement or any other Loan Document or related obligation. All of these parties acknowledge that this section has either been brought to the attention of each party’s legal counsel or that each party had the opportunity to do so.

16.	SIGNATURES. By signing, I agree to the terms contained in this Agreement. I also acknowledge receipt of a copy of this Agreement.

BORROWER:

MusclePharm Corporation

By	Date
Richard Estalella, President

LENDER:

ANB Bank

By	Date
Sean Ribble, Vice President

MusclePharm Corporation
Colorado Commercial Loan Agreement	Wolters Kluwer Financial Services ©1996, 2015 Bankers Systems™	Initials
CO/4FWOGAMAN00000000000676047022015N			Page 6